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EXHIBIT 21.1

SUBSIDIARIES OF STATION CASINOS, INC.

Nevada Corporations

Palace Station Hotel & Casino, Inc.
Boulder Station, Inc.
Texas Station, LLC
Sunset Station, Inc.
Santa Fe Station, Inc.
Fiesta Station, Inc.
Rancho Station, LLC
Lake Mead Station, Inc.
Tropicana Station, Inc.
Palm Station, LLC
Fiesta Palms, LLC (6.7% ownership)
Green Valley Station, Inc.:
Town Center Amusements, Inc.
d.b.a.Barley's Casino & Brewing Company (50% ownership)
GV Ranch Station, Inc.:
Green Valley Ranch Gaming, LLC (50% ownership)
Durango Station, Inc.
Front Street Station, LLC
Station Holdings, Inc.:
Red Rock Station Holdings, LLC
Carey Station Holdings, LLC
Fiesta Station Holdings, LLC
Lake Mead Station Holdings, LLC
Vista Holdings, LLC
Centerline Holdings, LLC
Charleston Station, Inc.
Station Online, Inc.
Station Technology, LLC

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  EXHIBIT 21.1